Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2018, relating to the 2017 consolidated financial statements of Adverum Biotechnologies, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Adverum Biotechnologies, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

San Jose, CA

August 8, 2019